Exhibit 99.1

PRESS RELEASE	March 27, 2017

Century Casinos receives approval of proposed Century Mile Racing Entertainment Centre in Northern Alberta

COLORADO SPRINGS, Colorado, March 27, 2017 – Century Casinos, Inc. (NASDAQ Capital Market®: CNTY) announced today that the Alberta Gaming and Liquor Commission has approved the Company's proposed Century Mile Racing Entertainment Centre project near Edmonton, Alberta, Canada. This is one of the key approvals needed for the Company to move forward with the project.

In September 2016, the Company was selected as the successful applicant by Horse Racing Alberta to own, build and operate a horse racing facility in the Edmonton area, which the Company will operate as Century Mile. Century Mile will be a one-mile horse racetrack, complete with barns, ample parking and a multi-level racing entertainment centre. The racing entertainment centre will include a gaming floor with initially 550 slot machines, an off-track betting area, food and beverage outlets, indoor and outdoor viewing areas as well as a grandstand. The proposed location is on Edmonton International Airport land, just south of Edmonton and positioned off Queen Elizabeth II Highway close to the City of Leduc. This highway is the main corridor between Edmonton and Calgary and one of the most heavily used highways in western Canada. It is also next to a regional shopping centre, retail markets, the RedTail Landing Golf Club and close to hotels, which are either already completed or under construction. The location has the potential to capture the south Edmonton and Leduc County markets.

The Company estimates that the project will cost approximately CAD 50.0 million ($37.5 million based on the current exchange rate) and construction will take approximately 15 months to complete. Commencement of construction of the Century Mile project is subject to the receipt of development and other permits.

The Company is now seeking to obtain financing for construction and may use a combination of available cash, bank borrowings, project financing, joint venture or other debt or equity financing to fund the project.

“We are thrilled about this opportunity and believe Century Mile has the potential to be even more successful than Century Downs, the racetrack and racing entertainment centre we opened two years ago in north Calgary”, the Company’s Co CEOs Erwin Haitzmann and Peter Hoetzinger said. “We thank the Alberta Gaming and Liquor Commission as well as Horse Racing Alberta for their trust and approval and will work diligently with them and other authorities to begin and complete construction as soon as reasonably possible”, they continued.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that operates worldwide. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary and in St. Albert, Alberta, Canada. Through its Austrian subsidiary, Century Casinos Europe GmbH (“CCE”), the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos in Poland. The Company, through CCE, also holds a 75% ownership interest in both Century Downs Racetrack and Casino, which began operations in the north metropolitan area of Calgary, Alberta, Canada in April 2015, and Century Bets! Inc., which began operating the pari-mutuel off-track horse betting network in southern Alberta, Canada in May 2015. The Company operates 13 ship-based casinos with four cruise ship owners. The Company manages the operations of the casino

Exhibit 99.1

at the Hilton Aruba Caribbean Resort and Casino. The Company, through CCE, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other international projects in various stages of development.

Century Casinos’ common stock trades on The NASDAQ Capital Market® under the symbol CNTY.

For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, operating efficiencies, synergies and operational performance, the prospects for new projects and projects in development, including the prospects and potential for and anticipated timing and costs of the Century Mile project, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2016. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.